Exhibit 99.1

Adial Pharmaceuticals Announces Third-Party Sales and Distribution
Agreement with Brik for Rapid Result COVID-19 Antibody Test Kits

Charlottesville, VA – August 6, 2020 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL; ADILW) (“Adial”), a clinical-stage biopharmaceutical company focused on the development of treatments for addiction, today announced that it has entered into an agreement with Brik LLC (“Brik”), an independent sales and marketing firm, to act as a third-party agent to Adial for the sale and distribution of Rapid Result COVID-19 antibody test kits. As reported on June 8, 2020, Adial and BioLab Sciences, Inc. entered into a distribution agreement, whereby Adial has the exclusive rights to sell and distribute the Rapid Result COVID-19 antibody tests to designated channel partners and customers.

Gérard Brikkenaar Van Dijk, Principal and co-founder of Brik, commented, “We are delighted to partner with Adial to advance the sales, marketing and distribution of the Rapid Result COVID-19 antibody test kits. These FDA emergency use authorization (EUA) registered tests provide results within 10-minutes, with the ability to detect both lgG and lgM antibodies specific to SARS-CoV-2. Importantly, these tests are able to detect IgG antibodies at a 98.6% accuracy and IgM antibodies at a 92.9% accuracy. We see significant market potential for this differentiated test kit, given the prolonged and devastating impact of COVID-19. We look forward to leveraging our global network of suppliers and end-users to help bring the product to market in a timely and cost-effective manner.”

William Stilley, Chief Executive Officer of Adial Pharmaceuticals, commented, “This distribution partnership is important, as Brik has a proven track record and established relationships that we believe will help us better attack the market given the urgent need. Moreover, this agreement also allows us to focus internal resources on advancing the ongoing ONWARD™ Phase 3 pivotal clinical trial of our lead drug candidate, AD04, for the treatment of Alcohol Use Disorder, which is now well underway across Europe. We are already incorporating the use of these Rapid Result COVID-19 antibody test kits in our ONWARD™ trial, which was our original goal. We believe these tests have proven beneficial in enhancing patient safety during the current pandemic and that offering them to study subjects will increase trial subject retention rates.”

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) and is currently being investigated in the Company’s landmark ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes, which are to be identified using the Company’s proprietary companion diagnostic genetic test. A Phase 2b clinical trial of AD04 for the treatment of AUD showed promising results in reducing frequency of drinking, quantity of drinking and heavy drinking (all with statistical significance), and no overt safety concerns (there were no statistically significant serious adverse events reported). AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. www.adialpharma.com

About Brik, LLC

Focused on quality and upscale markets, both consumer and industrial, Brik, LLC helps clients connect and converse, and establish new operations and markets. Co-founded by Gerard Brikkenaar van Dijk and Keith Rosenfeld in 2002, Brik LLC brings together American and global investors, purchasers and suppliers. Our experience spans numerous industries, including: medical; online transaction security; pharmaceuticals; consumer electronics; multinational data centers; food production/retailing; and education.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the significant market potential for this differentiated test kit, given the prolonged and devastating impact of COVID-19 and Brik leveraging its global network of suppliers and end-users to help bring the product to market in a timely and cost-effective manner, Brik’s track record and established relationships helping us better attack the market given the urgent need, these tests having proven beneficial in enhancing patient safety during the current pandemic and that offering them to study subjects will increase trial subject retention rates and the potential of AD04 to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, Brik’s ability to leverage its relationships, including its global network of suppliers and end-users to help bring the product to market in a timely and cost-effective manner, our ability to increase trial subject retention rates by offering study subject the tests,, our ability to enroll patients and complete clinical trials on time and achieve desired results and benefits, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate, our ability to establish and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC
David Waldman / Natalya Rudman
Tel: 212-671-1021
Email: dwaldman@crescendo-ir.com